Exhibit 99.4

Special Committee of the Board of Directors

Organovo Holdings, Inc.

440 Stevens Avenue, Suite 200

Solana Beach, California 92075

We hereby consent to the inclusion of our opinion letter, dated December 12, 2019, to the Special Committee of the Board of Directors of Organovo Holdings, Inc. (the “Company”), as Annex B to, and reference to such opinion letter under the headings “Prospectus Summary — Opinion of Organovo’s Special Committee’s Financial Advisor” and “The Merger — Opinion of Organovo’s Special Committee’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving the Company and Tarveda Therapeutics, Inc., which proxy statement/prospectus statement forms a part of the Registration Statement on Form S-4 of the Company (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ROTH CAPITAL PARTNERS, LLC

ROTH CAPITAL PARTNERS, LLC

December 23, 2019